[LETTERHEAD OF SIVLA, INC.]

July 21st, 2000

Branden T. Burningham, Esq.
Attorney At Law
455 East Fifth South-Suite #203
Salt Lake City, Utah 84111                     Via FAX to 801.355.7126

     Re: Planned Issuance of Compensatory Shares of thatlook.com on Form S-8

Dear Attorney Burningham:

     This letter shall confirm receipt of your July 18th correspondence referencing the above-captioned transaction and serve as my response to same.

     I have reviewed the documents included with your letter of July 18th and can confirm that I understand that S-8 is not available to consultants and advisors who directly or indirectly promote or maintain a market in the issuer's securities. I am not now, nor do I plan to become, involved with the direct or indirect promotion of the securities of thatlook.com. Nor do I intend to make a market in the issuer's securities.

     Rather, as stated in the agreement between the issuer and my wholly owned company, Sivla, Inc., my responsibility is to develop the market for the issuer's product, elective cosmetic surgery financing, through a combination of marketing venues and associated media buying. My company and I have already initiated design of a marketing plan, which we anticipate implementing shortly.

     Should you require further information or assurances, please contact me.

                                            Very truly yours,

                                            /s/ Norman F. Alvis

                                            Norman F. Alvis

cc: William McNeir Richmond, Esq.